Exhibit 4.13

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 22, 2019 among TRI Pointe Group, Inc., a Delaware corporation (the “Issuer”), the undersigned guarantors (each, a “Guaranteeing Subsidiary” and, collectively, the “Guaranteeing Subsidiaries”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of May 23, 2016 (the “Base Indenture”), as amended by the Second Supplemental Indenture, dated as of June 8, 2017 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) providing for the issuance of 5.25% Senior Notes due 2027 (the “Notes”);

WHEREAS, the Indenture provides that the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantees”); and

WHEREAS, pursuant to Section 10.01(7) of the Base Indenture, the Guaranteeing Subsidiaries and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1)Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)Agreement to Guarantee. Each Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the terms of the Indenture applicable to Guarantors, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article Five of the Second Supplemental Indenture.

(3)Execution and Delivery. Each Guaranteeing Subsidiary agrees that its respective Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4)No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including any Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5)New York Law Governs. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(6)Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to the Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of the Indenture.

(7)Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(9)Benefits Acknowledged. Each Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10)Successors. All agreements of each Guaranteeing Subsidiary in this Supplemental Indenture shall bind its respective Successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11)Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

(12)Ratification of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Guaranteeing Subsidiaries

TRENDMAKER HOMES HOLDINGS, L.L.C.
By: Trendmaker Homes, Inc., its Manager

By:	/s/ Michael D. Grubbs
Name: Michael D. Grubbs
Title: Chief Financial Officer

TRENDMAKER HOMES DFW, L.L.C.
By: Trendmaker Homes Holdings, L.L.C., its Manager
By: Trendmaker Homes, Inc., its Manager

By:	/s/ Michael D. Grubbs
Name: Michael D. Grubbs
Title: Chief Financial Officer

Issuer

TRI POINTE GROUP, INC.

By:	/s/ Michael D. Grubbs
Name: Michael D. Grubbs
Title: Chief Financial Officer

Signature Page to Fourth Supplemental Indenture — 2027 Notes

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Fonda Hall
Name: Fonda Hall
Vice President

Signature Page to Fourth Supplemental Indenture — 2027 Notes